May 1, 2018

Contact: Neenah Paper, Inc.
Bill McCarthy
Vice President Investor Relations and Corporate Analysis
678-518-3278

Neenah Declares Quarterly Dividend and Announces Annual Shareholders Meeting on May 23, 2018
ALPHARETTA, GEORGIA. May 1, 2018 - Neenah, Inc. (NYSE:NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.41 per share on the company's common stock. The dividend will be payable on June 4, 2018 to shareholders of record as of close of business on May 18, 2018.
In addition, the company announced that its 2018 Annual Meeting of Shareholders will be held on Wednesday, May 23, 2018 at 10:00 a.m., Eastern Time at Neenah's corporate office, located at 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005. Common shareholders of record as of end of business on March 29, 2018 are eligible to vote at the meeting.

About Neenah, Inc.
Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the company's web site, www.neenah.com.